Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-125129) of FTD Group, Inc. of our report dated October 9, 2006 relating to the financial statements of Interflora Holdings Limited, which appears in the Current Report on Form 8-K/A of FTD Group, Inc. dated October 10, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
East Midlands, England
October 10, 2006